CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated August 25, 2016, relating to the financial statements and financial highlights, which appear in the June 30, 2016 Annual Reports on Form N-CSR of JPMorgan Dynamic Growth Fund and JPMorgan Large Cap Growth Fund (each a separate series of JPMorgan Trust I and JPMorgan Trust II, respectively). We also consent to the references to us under the headings “Financial Highlights for the Acquiring Fund” and “Appendix B: Form of Agreement and Plan of Reorganization: Representations and Warranties” in such Registration Statement and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information dated November 1, 2016 for each of the Funds, which are also incorporated into the Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 30, 2017